                                                                    Exhibit 12.1


Ratio of Earnings to Fixed Charges

                                                Year Ended                          Nine Months
                                               December 31,                            Ended
(in 000's)
                               1994      1995      1996      1997     1998        9/30/98   9/30/99
                              -------   -------   -------   ------   -------      -------   --------
    Fixed Charges
Interest Expense              $ 1,394   $ 1,900  $ 1,400   $   600   $   400      $ 3,871   $ 14,941
Interest Component of
  Rental Expense                  833       833    1,500     1,933     1,900        1,401      1,101
Debt Issuance Cost                 --        --       --        --        --           --        886
Total Fixed Charges             2,227     2,733     2,900    2,533     2,300        5,272     16,928

    Earnings
Income before income taxes     19,926    34,358    25,025    9,442    37,492       30,142     (2,896)

Add: fixed charges              2,227     2,733     2,900    2,533     2,300        5,272     16,928
  Total                        22,153    37,091    27,925   11,975    39,792       35,414     14,032

Ratio                            9.95     13.57      9.62     4.73     17.30         6.72        .83